As filed with the Securities and Exchange Commission on June 19, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHSTAR NEUROSCIENCE, INC.

(Exact name of Company as specified in its charter)

Washington	91-1976637
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2401 Fourth Avenue, Suite 300

Seattle, Washington 98121

(Address of principal executive offices) (Zip code)

2006 PERFORMANCE INCENTIVE PLAN

AMENDED AND RESTATED 1999 STOCK OPTION PLAN

(Full title of the plans)

Alan J. Levy, Ph.D.,

President and Chief Executive Officer

Northstar Neuroscience, Inc.

2401 Fourth Avenue, Suite 300

Seattle, Washington 98121

(206) 728-1477

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share	1,678,562	(2)	$1.92	(3)	$3,222,839	(3)	$345
Common Stock, $0.001 par value per share	4,678,562	(4)	$10.785	(5)	$50,458,291	(5)	$5,399
TOTALS	6,357,124				$53,681,130		$5,744

[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction to prevent dilution.
[2]	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Northstar Neuroscience, Inc. Amended and Restated 1999 Stock Option Plan (the “1999 Plan”). Any of such shares of Common Stock that are subject to options that expire or are terminated without having been exercised in full following the effective date of the 2006 PIP (as defined below) will be available for future issuance under the 2006 PIP.
[3]	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 1,678,562 shares of Common Stock reserved for future issuance upon the exercise of options outstanding under the 1999 Plan are calculated using a weighted average exercise price for such shares of $1.92 per share.
[4]	Represents 3,000,000 shares of Common Stock available for future issuance under the Northstar Neuroscience, Inc. 2006 Performance Incentive Plan (the “2006 PIP”), and up to 1,678,562 shares currently outstanding under the 1999 Plan that could become available for grant under the 2006 PIP if such 1999 Plan stock options expire or are terminated without having been exercised in full following the effective date of the 2006 PIP. In addition, the 2006 PIP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2006 PIP on the first day of the Registrant’s fiscal year, from 2007 to 2015. The number of shares added each year will be equal to the lesser of (i) two percent (2%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, (ii) 1,000,000 shares or (iii) a lesser number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.
[5]	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the shares of Common Stock are calculated based on the average of the high and low prices of the Common Stock on June 16, 2006, as reported on the Nasdaq National Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information

Not required to be filed with this Registration Statement on Form S-8 (the “Registration Statement”).

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Northstar Neuroscience, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s latest prospectus filed pursuant to Rule 424(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission on May 5, 2006.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company document referred to in (a) above.

(c) The description of the Company’s Common Stock contained its Registration Statement filed on Form 8-A with the Commission under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

As of the date hereof, an investment entity affiliated with DLA Piper Rudnick Gray Cary US LLP, counsel to the Company, in which certain attorneys of DLA Piper Rudnick Gray Cary US LLP have an interest, owns an aggregate of 8,375 shares of Common Stock.

Item 6. Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Article V,

Section 5.4, of the Company’s Amended and Restated Articles of Incorporation provides for indemnification of the Company’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The Company has entered into agreements with each of its directors and officers to indemnify them against certain claims and liabilities arising out of their service as officers and directors, as applicable, and to advance expenses to defend claims subject to indemnification. The directors and officers of the Company also may be indemnified against liability they may incur for serving in that capacity pursuant to one or more liability insurance policies maintained by the Company for such purpose. The Company currently maintains a policy of directors’ and officers’ liability insurance.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article V, Section 5.5, of the Company’s Amended and Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Company and its shareholders.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on June 19, 2006.

NORTHSTAR NEUROSCIENCE, INC.

By:	/s/ Alan J. Levy, Ph.D.
Alan J. Levy, Ph.D., President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of Northstar Neuroscience, Inc. whose signatures appear below hereby constitute and appoint Alan J. Levy and Raymond N. Calvert and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alan J. Levy, Ph.D. Alan J. Levy, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 19, 2006

/s/ Raymond N. Calvert Raymond N. Calvert	Chief Financial Officer (Principal Financial and Accounting Officer)	June 19, 2006

/s/ Susan K. Barnes	Director	June 19, 2006
Susan K. Barnes

/s/ Albert J. Graf	Director	June 15, 2006
Albert J. Graf

/s/ Wende S. Hutton	Director	June 19, 2006
Wende S. Hutton

/s/ Robert E. McNamara	Director	June 19, 2006
Robert E. McNamara

/s/ Dale A. Spencer	Director	June 19, 2006
Dale A. Spencer

/s/ Jesse I. Treu, PhD.	Director	June 19, 2006
Jesse I. Treu, Ph.D.

/s/ Carol D. Winslow	Director	June 19, 2006
Carol D. Winslow

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	Amended and Restated Articles of Incorporation of the Company, as amended, are incorporated by reference to Exhibit 3.4 to the Company’s Form S-1 Registration Statement filed with the Securities and Exchange Commission on March 1, 2006, as amended

4.2	Amended and Restated Bylaws of the Company are incorporated by reference to Exhibit 3.6 to the Company’s Form S-1 filed with the Securities and Exchange Commission on March 1, 2006, as amended

5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this registration statement)